Exhibit 4.13


              INSTRUMENT OF AUTHORIZATION No. 264/2003/SPB-ANATEL


                                    INSTRUMENT OF AUTHORIZATION FOR RENDERING OF
                                    SWITCH (FIXED) TELEPHONE SERVICE, OF THE
                                    NATIONAL LONG-DISTANCE TYPE OF SERVICE,
                                    ENTERED INTO BY AND BETWEEN AGENCIA NACIONAL
                                    DE TELECOMUNICACOES - ANATEL (National
                                    Telecommunications Agency) AND TELASA
                                    CELULAR S.A.

By this instrument, Agencia Nacional de Telecomunicacoes, enrolled with the National Register of Legal Entities of the Finance Ministry (CNPJ/MF) under No. 02.030.715/0001-12, a federal government entity, pursuant to Federal Law 9472, dated July 16, 1997, hereinafter Anatel, represented herein by its President, LUIZ GUILHERME SCHYMURA DE OLIVEIRA, Brazilian, married, engineer, bearer of identity card RG No. 04.971.252-4 issued by Instituto Felix Pacheco (IFP-RJ) and Individual Taxpayers' Register of the Finance Ministry (CPF/MF) under No. 810.878.107-87, jointly with board member LUIZ TITO CERASOLI, Brazilian, divorced, engineer, bearer of identity card RG No. 38.592/D-issued by Regional Council of Engineers, Architects and Agronomists (CREA/RJ) and CPF/MF No. 297.487.047-34, on the one hand, and TELASA CELULAR S.A., enrolled with CNPJ No. 02.328.592/0001-09, represented herein by its Attorney in Fact LUIS ROBERTO ANTONIK, Brazilian, married, bearer of identity card RG No. 886.827-1 SSP/PR and CPF No. 091.935.029-15, on the other hand, enter into this INSTRUMENT OF AUTHORIZATION, hereinafter simply INSTRUMENT, which shall be governed by the following clauses and conditions:

                               Section I - Purpose

Clause 1.1 - The purpose of this INSTRUMENT is to establish the conditions governing the rendering of the Switch (Fixed) Telephone Service for general public use (STFC) under a private system, of the NATIONAL LONG-DISTANCE type of service, with mandatory joint and simultaneous provision of INTERNATIONAL LONG-DISTANCE SERVICE in the Service Area corresponding to Area Number 82 of the General National Code Plan - PGCN, as per the Authorization granted under Act 37.231, dated June 30, 2003, published in the Official Gazette of the Federal Executive (DOU) on July 1, 2003.

Sole Paragraph - The purpose of this INSTRUMENT includes, as applicable, the rendering of the service in bordering and frontier areas, as established in the regulations.

Clause 1.2 - Switch (Fixed) Telephone Service is a telecommunications service that via transmission of voice and other signals is designed to establish a communication between given fixed points, using telephone processes.



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Clause 1.3 - The AUTHORIZEE has the right to implement, expand and operate trunks, networks and switch centers required for provision of the service, as well as to industrially exploit same, as established in the regulations.

Clause 1.4 - The AUTHORIZEE shall assure provision of services to all requesters and users of the authorized service in the Service Area in which it provides such service, as established in the regulations, and such service shall be fully operative no later than 12 months after the date the extract hereof is published in the Official Gazette of the Federal Executive.

Clause 1.5 - The AUTHORIZEE shall ensure free access to the public emergency services provided for in the regulations.

                        Section II - Authorization Price

Clause 2.1 - The Authorization Price for providing STFC in the Service Area(s) found in Clause 1.1 shall be paid in the form and on the terms established by way of a specific act by Anatel.

Paragraph 1 - The Authorization Price shall be paid to the Telecommunications Monitoring Fund - FISTEL, by means of Bank Payment Slip (s) issued by Anatel.

Paragraph 2 - The total amount paid for the Authorization shall not include the public price for the right to use radio frequencies.

     Section III - Use of Radio frequencies and Service Rendering Conditions

Clause 3.1 - The AUTHORIZEE may, upon payment of a fee, use radio frequencies to install fixed land radio communications systems that may be needed for the rendering of the Service, as established in the regulations.

Clause 3.2 - The right to use the radio frequencies mentioned in the preceding Clause shall be valid for a period of up to twenty (20) years, as of the date authorization to use radio frequency is granted, with this period to be extendable once only for a like period, also for a fee.

Clause 3.3 - The AUTHORIZEE undertakes to provide the service hereunder in such a way as to fully comply with the obligations inherent to the private rendering of such service applying thereto, with due regard for the provisions herein.

Sole Paragraph - Noncompliance with the obligations related to the purpose of this INSTRUMENT shall subject the AUTHORIZEE to the sanctions established herein, temporary suspension of the Service by Anatel or canceling of this Authorization, as provided for in art. 137 of Law 9472, of 1997.





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Clause 3.4 - The AUTHORIZEE shall exploit the service provided for herein at its own risk and cost under the full and fair competitive system established in Law 9472, of 1997.

Sole Paragraph - The AUTHORIZEE shall not be entitled to any kind of exclusivity, to any kind of guarantee of financial and economic balance, or to claim any right in relation to the admission of new carriers for this same service under either a public or private system.

Clause 3.5 - The AUTHORIZEE undertakes to render the service irrespectively of the competitive environment found in the authorized Service Area.

Clause 3.6 - The AUTHORIZEE shall establish a standard Basic Service Plan that is to be offered to all prospective users within its entire STFC Service Area.

Clause 3.7 - The AUTHORIZEE shall establish the prices it will charge for providing the STFC, and define Service Plans with a framework, form, criteria and prices that are reasonable and nondiscriminatory.

Clause 3.8 - The AUTHORIZEE may establish Alternative Service Plans with a structure, criteria and prices that are different to those of the Basic Service Plan, which shall be optional to users or prospective users, any discriminatory treatment to be banned.

Clause 3.9 - The AUTHORIZEE shall make full disclosure of such Basic and Alternative Service Plans at least two (2) days before selling them, informing Anatel with respect to their entire content no later than five (5) business days after each Plan goes on sale.

Clause 3.10 - The AUTHORIZEE shall send Anatel a copy of the standard forms of the STFC Service Agreement(s) no later than ten (10) business days after they go on sale.

                      Section IV - Service Quality Criteria

Clause 4.1 - The adequate quality of the service provided by the AUTHORIZEE is presumed herein, this to mean a service that meets such requirements as regularity, efficiency, security, currentness, universality and courtesy.

Paragraph 1 - Regularity shall be characterized as the ongoing rendering of the service, in strict compliance with the rules issued by Anatel.

Paragraph 2 - Efficiency shall be characterized as the meeting and maintenance of the parameters established in this INSTRUMENT and provision of services to users in the time frames established herein.

Paragraph 3 - Security in the provision of the service shall be characterized as the confidentiality of the data related to use of the service by users, as well as fully assured nondisclosure of information transmitted by way of this service, with due regard for the provision in item V of Clause 7.1.



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Paragraph 4 - Currentness shall be characterized by the modernity of the service equipment, installations and techniques, with incorporation of new technological developments that definitely benefit users, with due regard for the provisions herein.

Paragraph 5 - Universality shall be characterized as nondiscriminatory provision of the service to any and all users, with the AUTHORIZEE to undertake to render the service to any party requesting same, as established in Clause 1.4, according to the regulations.

Paragraph 6 - Courtesy shall be characterized as the respectful and prompt provision of services to all users of this authorized service, as well as strict compliance with the obligations to promptly and politely offer information or assistance to all those who request the AUTHORIZEE for information, steps or make any other request, be they users or not, as provided for herein.

Clause 4.2 - The AUTHORIZEE shall duly regard the parameters and indicators of the General Quality Goals Plan, approved under Resolution 30, dated June 29, 1998.

Sole Paragraph - The calculation of the indicators shall only take into account data related to sites that have been commercially operative for more than one hundred and eighty (180) days.

Clause 4.3 - In the event the provision of the service is interrupted, the AUTHORIZEE may in no way claim noncompliance with any obligation by Anatel or the federal government.

Clause 4.4 - The rendering of the authorized service may only be interrupted as established in the Switch (Fixed) Telephone Service regulations issued by Anatel.

                             Section V - Number Plan

Clause 5.1 - With due regard for the regulations, the AUTHORIZEE undertakes to abide by the Switch (Fixed) Telephone Service Regulations on Numbers issued by Anatel, and approved under Resolution 86, dated December 30, 1998.

Paragraph 1 - The cost of the investments needed to provide access code portability shall be divided between the AUTHORIZEE and other private or public telecommunications service carriers, as established in the Regulations on Management of Number Resources, approved under Resolution 84, dated December 30, 1998.

Paragraph 2 - The cost related to management of the consignment process and access code occupation of the Regulations on Numbers shall be imputed to the AUTHORIZEE, as established in the Regulations on Management of Number Resources.

Clause 5.2 - The AUTHORIZEE shall be assigned the number resources without any exclusivity, as established in the regulations.




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Clause 5.3 - The purpose of this INSTRUMENT does not include the Carrier
Selection Code or Specific Code, but the provisions in the Regulations on the Issuance of the STFC Service Authorization shall be duly regarded.

                            Section VI - User Billing

Clause 6.1 - The billing documents issued by the AUTHORIZEE shall be inviolable and presented in a clear and well-explained form and shall identify the type and amount of each service the subscriber was provided.

Sole Paragraph - The AUTHORIZEE may state amounts owed for other services rendered, as well as other amenities and utilities related to the authorized service on the collection document, provided it does so clearly and explicitly.

         Section VII - Rights and Guarantees of Users and Other Carriers

Clause 7.1 - With due regard for the rules and conditions found herein, users of the service hereunder shall have the following rights:

I - access to the service and to enjoy same with the quality, regularity and efficiency established herein and in applicable regulations;

II - possibility of requesting suspension or interruption of the service;

III - nondiscriminatory treatment as regards access to and enjoyment of the service;

IV - secure proper information regarding the conditions governing the provision of services and prices thereof;

V - inviolability and secrecy of all communications, with due regard for any cases and conditions established in the Constitution and in law on the breaking of communications secrecy;

VI - not having subscriber service suspended without due authorization, except in the event of any existing debt directly resulting from use of the service or from noncompliance with the obligations set forth in art. 4 of Law 9472, of 1997;

VII - prior notice regarding any and all changes in the service rendering conditions that affect them directly or indirectly;

VIII - privacy in relation to the billing documents and use of their personal data assured by the AUTHORIZEE;

IX - The AUTHORIZEE's efficient and prompt reply to complaints;

X - forwarding of complaints and legal claims against the AUTHORIZEE to Anatel and consumer defense organizations;





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XI - reparation of damages caused as a result of a breach of their rights;

XII - assured compliance with all the terms of the subscription agreement they may have entered for the service;

XIII - freely choose the National or International Long-Distance Telephone Service Carrier;

XIV - not be under any obligation to use services or acquire goods or equipment that is not in their interest, or to submit to any condition in order to be provided the services hereunder, as established in the regulations.

Paragraph 1 - The AUTHORIZEE shall diligently regard the obligation of telephone service secrecy and confidentiality of data and information, and use all means and technologies that assure users of this right.

Paragraph 2 - The AUTHORIZEE shall make available all technological resources required to assure suspension of the telecommunications secrecy ordered by a court authority, as established in the regulations.

Clause 7.2 - All other telecommunications service carriers shall be assured the following rights in addition to those listed in the preceding Clause:

I - interconnection to the AUTHORIZEE's network on nondiscriminatory economic and operating conditions and technically adequate terms, at equal and fair prices, which are strictly consistent with the provision of the service, with due regard for the Anatel regulations;

II - be provided the service they request to the AUTHORIZEE without any type of discrimination, at market price or at a price negotiated by the parties, and with the applicable discounts in view of cost saving resulting from large scale consumption, with due regard for the regulations; and

III - be given information that the AUTHORIZEE must have, which may be required for their provision of services, with due regard for the AUTHORIZEE's right to maintain corporate data confidential, as well as for third-party rights.

Paragraph 1 - Disputes between the AUTHORIZEE and other carriers shall be resolved administratively by Anatel, as established in the regulations.

Paragraph 2- Anatel shall permanently monitor the relationships between the carriers that use the service authorized hereunder and the AUTHORIZEE, and restrain any conduct that may result in injury to any of the parties or violation of economic policy and free competition, and shall, in these cases, report such conduct to the Administrative Economic Defense Council - CADE, after exercising its authority, as provided for in art. 19, item XIX, of Law 9472, of 1997.





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Section VIII - The AUTHORIZEE's Rights, Guarantees, Obligations and Restrictions

Clause 8.1 - In addition to the other obligations arising herefrom and pertaining to the rendering of the service, the AUTHORIZEE shall be responsible for the following:

I - render the service in strict compliance with the provisions herein, and fully abide by the Anatel regulations;

II - install all equipment and installations needed for rendering the service hereunder in accordance with the specifications found herein;

III - furnish all data and elements related to the service it is requested to Anatel, in the manner and at the interval established in the regulations;

IV - submit to monitoring by Anatel, and give its agents access to service facilities and to its accounting registers;

V - keep separate accounting registers for each service;

VI - have adequate user information and customer services;

VII - forward a copy of all covenants and agreements related to the provision of services signed with foreign telecommunications service carriers;

VIII - strictly regard the obligation of telecommunications secrecy and confidentiality, in strict compliance with legal and regulatory provisions;

IX - respect the privacy of subscribers in relation to billing documents and all their personal data;

X - submit any and all changes they propose to make to their bylaws or articles of incorporation, including any spin-offs, mergers, transformations, amalgamations, as well as control transfers and changes in corporate capital, first to Anatel;

XI - assure interconnection to its network to any other telecommunications service carrier, with due regard for the regulations;

XII - regard all the rights of other telecommunications service carriers, and refrain from any discriminatory conduct or conduct that obstructs the business of such carriers;

XIII - use, where required in the regulations, equipment certified or accepted by Anatel;

XIV - regard technical standards and rules in force in Brazil, and refrain from any discriminatory conduct with regard to goods and equipment made in Brazil;





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XV - place all means, systems and availabilities at the service of civil defense authorities and agents in the event of a public disaster, to give them support and to assist the population affected by such disaster;

XVI - give priority service to the President of Brazil, his protocolary representatives, support personnel and committee members, as well as to foreign heads of state, when on an official visit or passing through the Brazilian territory, and provide all necessary means for the adequate communications of such authorities, with due regard for the Anatel regulations;

XVII - pay all monitoring and operating charges related to its facilities, as provided for in the regulations;

XVIII - annually publish its balance sheet and financial statements at the end of each fiscal year, independently of the legal system under which it operates, with due regard for the provisions in applicable law and in the Anatel regulations;

XIX - regard the applicable rules in Brazil governing use of foreign labor, including those holding higher positions;

XX - comply with treaties signed between Brazil and other countries and international organizations, as established in the Anatel regulations;

XXI - send Anatel a list of all shareholders, separately or as a group, owning five percent (5%) or more of its stock with voting rights, at the time intervals defined by Anatel; and

XXII - provide to Anatel any technical, operational, economic, financial, corporate or accounting or other information it may request.

Sole Paragraph - The AUTHORIZEE, its affiliates, subsidiaries or controllers shall not condition the offer of the service to the acceptance of any other service, or offer any advantages to the user due to said user using additional services to that established hereunder, even if provided by third parties.

Clause 8.2 - Irrespectively of the other provisions set out herein and of the guarantees established in law, the AUTHORIZEE shall have the following rights:

I - provide the service in accordance with its corporate strategy, and freely establish its investments, with due regard for the Anatel regulations and the provisions herein;

II - waive its right to provide the authorized service, as established in art. 142 of Law 9472, of 1997, provided it expressly notifies Anatel and users of its decision six (6) months in advance;

III - appoint a representative to follow up on the monitoring activities of Anatel;





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IV - interrupt or disregard a request for service by a subscriber whose name is on the delinquent subscriber list, as established in Clause 4.4 hereof;

V - be able to interconnect with other STFC carriers, on nondiscriminatory economic and operational conditions and technically adequate terms, at equal and fair prices, which are strictly necessary to render the service, with due regard for the Anatel regulations;

VI - be provided the service it requests from other carriers without any type of discrimination, at market price or at a price negotiated by the parties, and with the applicable discounts in view of cost saving resulting from large scale consumption, with due regard for the regulations;

VII - be given all data needed to provide the service, as provided for in item VI, including any on billing, with due regard for the other carriers' right to maintain corporate data confidential, as well as for third-party rights;

VIII - availability of number resources according to the regulations;

IX - request that Anatel maintain confidential any information gathered during its monitoring activities; and

X - outsource to third parties the undertaking of activities inherent, accessory or supplementary to the service, as well as the implementation of related projects.

Clause 8.3 - Throughout the validity of this INSTRUMENT, the AUTHORIZEE shall be solely liable as regards third parties for any acts carried out by its personnel, assigns or contractors in the rendering of STFC, as well as for use of equipment, facilities or networks, and shall hold federal government and Anatel harmless from any claims and/or indemnity demands.

Clause 8.4 - The AUTHORIZEE may not create any obstacles to works of public interest, irrespectively of their nature, whenever it is necessary for any public administration body or entity to remove facilities or telephone networks to make such works feasible directly or indirectly.

Clause 8.5 - The AUTHORIZEE may directly enter into agreements regarding the conditions for placing posts and crossbars to hang aerial cables and lines, as well as underground ducts and pipelines to pass cables under public streets and places with the local municipal authorities governing the service areas, and also with other public service utility companies.

Paragraph 1 - The AUTHORIZEE shall make due request to the titleholders of public and private properties over and under which it has to place cable ducts and pipelines or install supports to hang such cables, and secure their consent or easement therefor.





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Paragraph 2 - The AUTHORIZEE shall negotiate the conditions to overcome any interferences in the network that may be necessary to render the service, including cutting and pruning of trees, with the respective municipal authorities.

Clause 8.6 - In accordance with the provision in art. 73 of Law 9472, of 1997, the AUTHORIZEE may use posts, ducts, pipelines and easements belonging to or controlled by other carriers of telecommunications or other services of public interest.

Paragraph 1 - Use of the means mentioned in the main section of this Clause shall be made on a nondiscriminatory basis and at reasonable and fair prices.

Paragraph 2 - The AUTHORIZEE shall make available to the other telecommunications service carriers, classified by Anatel as being of collective interest, all means referred to in the main section of this Clause which it owns or controls, on the same conditions established in the preceding paragraph.

Paragraph 3 - Whenever the AUTHORIZEE fails to come to an agreement with the other carriers on the use of the means referred to in this Clause, it shall be incumbent on Anatel to, alone or together with the other regulatory agencies involved, establish the conditions for such use.

Clause 8.7 - The AUTHORIZEE shall maintain a user information and customer service department that is able to receive and process requests, complaints and claims made by users personally or via any remote communication medium fully operative twenty-four (24) hours a day, throughout the validity of this INSTRUMENT.

Paragraph 1 - The AUTHORIZEE shall disclose the addresses and access codes to its user information and customer service department to all users, and such information shall necesssary contain the STFC Service Agreement related to the provision of the service.

Paragraph 2 - The AUTHORIZEE shall make available and disclose easy and free access codes where users can send requests via the telephone.

Paragraph 3 - All requests, claims or complaints sent by users via any medium shall be given a service order number, which shall be given to users so that they can follow up thereon.

Paragraph 4 - The user will be informed by the AUTHORIZEE regarding the time frames established in the General Quality Goals Plan for steps to be taken in reply to their request, claim or complaint.

Paragraph 5 - Should Anatel find that there is any difficulty in users' accessing the information and customer service department, it may order the AUTHORIZEE to expand the available means of access, under the penalty of its defaulting on the obligation established in this Clause.




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Clause 8.8 - On hiring the services or acquiring equipment and materials related to the purpose of this INSTRUMENT, the AUTHORIZEE undertakes to consider offers of independent suppliers, including of domestic suppliers, and base its decision regarding the different offers on compliance with objective price, delivery term and technical specification criteria established in pertinent regulations.

Paragraph 1 - Where offers are equivalent, the AUTHORIZEE undertakes to give priority to companies established in Brazil, equipment and materials made in Brazil, and among these those using Brazilian technology as a tie-breaking criterion, with the equivalence mentioned herein to be established when cumulatively:

I - the domestic price is lower or equal to the price of the imported good after customs clearance, plus all due taxes;

II - delivery time frames are in line with service requirements; and

III - the technical specifications established in pertinent regulations are met and they are certified or accepted by Anatel, as applicable.

Paragraph 2 - Services mean those related to telecommunications systems research and development, planning, design, implementation and physical installations, operation, maintenance, supervision and evaluation tests.

Clause 8.9 - The AUTHORIZEE, its subsidiaries, controllers or any of its shareholders holding, directly or indirectly, five percent (5%) or more of the voting shares of the AUTHORIZEE, may only own nonvoting shares in STFC carrier(s) operating within the same Service Area and providing the same type of service, capped at twenty percent (20%) of the capital stock.

                Section IX - Transfers and Amendments to Bylaws

Clause 9.1 - Transfers and amendments to bylaws shall be subject to the conditions set forth in articles 7, 98 and 136 of Law 9472, of 1997, and shall observe the provisions of Resolution No. 101, dated February 4, 1999, of Anatel Rule 04/98, as approved by Resolution No. 76, dated December 16, 1998, of Anatel Rule 07/99, as approved by Resolution No. 195, dated December 7, 1999, and subsequent specific regulations.

               Section X - Obligations and Prerogatives of Anatel

Clause 10.1 - In addition to the other prerogatives inherent to its duty as Regulatory Agency, and the other obligations arising out of this INSTRUMENT, it shall be incumbent on Anatel to:

I - follow up on and inspect provision of the service to ensure compliance with regulations:

II - regulate provision of the authorized service;





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III - apply the penalties set out in the service regulations and specifically in this INSTRUMENT;

IV - ensure the good quality of the service, receive, verify and resolve claims and complaints from users, notifying them within ninety (90) days of the action taken to curb any violations of their rights;

V - declare the Authorization extinguished in the events contemplated by Law 9472, of 1997;

VI - put forth its best efforts to guarantee the interconnection, settling any disputes arising between the AUTHORIZEE and the other carriers;

VII - continuously follow up on the relationship between the AUTHORIZEE and the other carriers, settling any conflicts that may arise;

VIII - curb any conduct on the part of the AUTHORIZEE that runs counter to the competitive system, with due regard for the authority of CADE, regulations and particularly the provisions of Clauses 10.2. and 10.3. of this Section;

IX - inspect the service pursuant to this INSTRUMENT; and

X - collect the fees relating to the Telecommunications Monitoring Fund - FISTEL, adopting the steps set forth in the law.

Clause 10.2 - Anatel may initiate administrative proceedings to verify the untruthfulness and inconsistency of the conditions declared by the AUTHORIZEE relating to nonparticipation in the control of other companies or to other prohibitions regarding economic concentration, whenever there are indications of material influence of the AUTHORIZEE, its affiliates, subsidiaries or controllers, over STFC carrier(s) operating within the same Service Area and providing the same type of service, such as:

I - the existence of any kind of material credit or debt transactions to which the AUTHORIZEE, its affiliates, subsidiaries or controllers, and STFC carrier(s) are parties, either as lenders or borrowers;

II - the rendering of guarantees in rem, personal or of any other kind by the AUTHORIZEE, its affiliates, subsidiaries or controllers to STFC carrier(s), or vice versa;

III - the transfer of assets between the AUTHORIZEE, its affiliates, subsidiaries or controllers and STFC carrier(s), on conditions, terms or amounts different from those adopted in the market;

IV - the existence of strategic know-how transfer between the AUTHORIZEE, its affiliates, subsidiaries or controllers and STFC carrier(s);




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V - the rendering of telecommunication or related services between the
AUTHORIZEE, its affiliates, subsidiaries or controllers and STFC carrier(s) on favored or privileged conditions vis-a-vis other companies operating in the market;

VI - the existence of interconnection agreements between the AUTHORIZEE, its affiliates, subsidiaries or controllers and STFC carrier(s) that stipulate favored or privileged conditions vis-a-vis other companies operating in the market;

VII - the existence of infrastructure sharing agreements between the AUTHORIZEE, its affiliates, subsidiaries or controllers and STFC carrier(s) on favored or privileged conditions vis-a-vis other companies operating in the market;

VIII - the shared use of significant material, technological or human resources by the AUTHORIZEE, its affiliates, subsidiaries or controllers and STFC carrier(s);

IX - the existence of any juristic act between the AUTHORIZEE, its affiliates, subsidiaries or controllers, and any company holding control over a STFC carrier the subject matter of which is the transfer of shares between them or the granting of right of first refusal with regard to transfer of shares between them;

X - the joint contracting of goods or services by competitors; and

XI - other conduct defined in regulations as characteristically indicating economic concentration or exercising of control power between the AUTHORIZEE and the STFC carrier(s).

Sole Paragraph - Evidence of the existence of any situation that typifies untruthfulness or inconsistency of the conditions declared by the AUTHORIZEE after the procedure set forth in this Clause may give rise to revocation of this Authorization, pursuant to article 139 of Law 9472, of 1997.

Clause 10.3 - Anatel may furthermore initiate administrative proceedings to investigate the anticompetitive practice set out in Law 8884, of 1994, and, in particular, the adoption of collusive practices or practices that restrain free competition, upon verification of the following indications, among others:

I - the prolonged stability of relative market shares of competitors;

II - the uniform commercial conduct among competitors;

III - the joint contracting of goods or services by competitors;

IV - the prolonged stability of the price levels or structures for the services, or parallelism in price variations;

V - the adoption of uniform service offering conditions or terms among competitors;





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VI - the exchange of material information between competitors, relating, among other aspects, to technological, financial or commercial strategies;

VII - the stable division of market operations among competitors;

VIII - the complementarity of plans or projects for network expansion or implementation;

IX - the discrimination in prices or service conditions that benefit certain companies to the detriment of other market players;

X - purchases, sales, leases, free leases or any other form of transfer, either on a temporary or definitive basis, of assets of significant value or of strategic importance among competing companies;

XI - the shared use of significant material, technological or human resources, by competing companies;

XII - the existence of interconnection agreements that stipulate favored or privileged conditions vis-a-vis certain companies in relation to those offered to other market players;

XIII - the existence of infrastructure sharing agreements on favored or privileged conditions for certain companies vis-a-vis those offered to other market players;

XIV - Distortion, manipulation, omission or delay on the part of competitors when supplying the information required by Anatel; and

XV - Other practices defined as indicia of collusion under the regulations.

Sole paragraph - Evidence that the AUTHORIZEE is engaging in collusive or anticompetitive practices may entail, in addition to imposition of the penalties set forth in this Instrument and those imposed by CADE, cancellation of this AUTHORIZATION.

                           Section XI - The Authorizee

Clause 11.1 - The AUTHORIZEE is a company organized under the laws of Brazil, with its principal place of business and management in Brazil, subject to the provisions of Law 9472, of 1997 and Decree 2617, dated June 5, 1998.

                         Section XII - Monitoring System

Clause 12.1 - Anatel shall monitor the services so as to ensure performance of the commitments hereunder.

Paragraph 1 - Anatel's monitoring shall comprise the inspection of and follow-up on the AUTHORIZEE's activities, equipment and facilities, implying full access to all data and information related to the AUTHORIZEE or third parties.




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Paragraph 2 - Information gathered during the monitoring activities shall be published in the Library, except for any information that is considered confidential by Anatel at the AUTHORIZEE's request.

Paragraph 3 - Any information that is deemed confidential pursuant to the preceding paragraph shall only be used in the proceedings related to this INSTRUMENT, whereupon Anatel and its designees shall be liable for any full or restricted disclosure of such information unrelated to the use set forth herein.

Clause 12.2 - The AUTHORIZEE, by its representative duly appointed, may be present at any and all monitoring activities conducted by Anatel, but it shall not hinder or impair performance of such monitoring activities, on pain of being imposed the penalties contemplated by this INSTRUMENT.

                         Section XIII - Interconnection

Clause 13.1 - The AUTHORIZEE shall permit, facilitate, make available and effect the interconnection between its network and the networks of other carriers of telecommunications services, under a public or private system, upon request of the latter, subject to the regulations and, particularly, to the General Interconnection Regulations approved by Resolution 40, dated July 23, 1998.

Sole paragraph - The availability of interconnection points shall be negotiated directly between the AUTHORIZEE and the respective carriers, subject to the regulations.

Clause 13.2 - The AUTHORIZEE shall be paid a fee for the use of its network in accordance with the Regulations on Fees payable for the use of networks of STFC carriers as approved by Resolution 33, dated July 13, 1998.

Clause 13.3 - The AUTHORIZEE shall have the same rights and shall observe the same interconnection conditions as those applying to other STFC carriers.

Sole Paragraph - The AUTHORIZEE shall make available for interconnection purposes the network elements with the highest technically possible level of unbundling, pursuant to the regulations.

Clause 13.4 - The AUTHORIZEE shall charge other telecommunications service carriers for use of the networks no more than the amounts set forth by Anatel, pursuant to the regulations.

                             Section XIV - Penalties

Clause 14.1 - By signing this INSTRUMENT, the AUTHORIZEE agrees with the following penalties, to be imposed by means of a substantiated decision of Anatel, it being understood that the AUTHORIZEE shall be ensured the right to defense pursuant to its Internal Regulations and without prejudice to other penalties set out in the regulations:





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

I - for any act or omission that violates the provisions of this INSTRUMENT and injures competition in the telecommunications sector: a fine of up to fifty million reais (R$ 50,000,000.00);

II - for violation of the provisions of this INSTRUMENT resulting in nonperformance of clause 1.4: a fine of up to fifty million reais (R$ 50,000,000.00);

III - for violation of the provisions of this INSTRUMENT resulting in non-observance of the quality standards and targets envisaged for the service: a fine of up to forty million reais (R$ 40,000,000.00);

IV - for any other act or omission not stated in the preceding items and resulting in violation of the user's rights defined herein or entailing losses thereto: a fine of up to thirty million reais (R$ 30,000,000.00);

V - for any act or omission in violation of clause 8.8 hereof, which deals with retaining of services and acquisition of equipment and materials manufactured in
Brazil: a fine of up to thirty million reais (R$ 30,000,000.00);

VI - for any act or omission that hinders or impairs Anatel's monitoring activities set forth in this INSTRUMENT: a fine of up to twenty million reais (R$ 20,000,000.00); and

VII - for nonperformance of any obligation expressly set out in this INSTRUMENT, except for those indicated in the preceding items: a fine of up to ten million reais (R$ 10,000,000.00).

Paragraph 1 - The seriousness of the violation set forth in items I and IV above shall be defined exclusively in accordance with the general criteria prescribed by clause 14.2, and such violation shall be characterized by the AUTHORIZEE's conduct that may directly or indirectly injure competition in the sector, especially:

a) the creation of obstacles or hindrances to the option by another authorized service carrier;

b) the refusal to offer interconnection services to a telecommunications service carrier;

c) the creation of obstacles or hindrances to the activity of value-added service carriers;

d) the execution of any telecommunications service that is not subject to Anatel's approval;

e) the failure to maintain the quality levels related to interconnection; and

f) the delay in providing information that is essential to the activity of other carriers, particularly with regard to data record.





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

Paragraph 2 - The violation established in item II of this clause shall be deemed to have occurred in the event of reiterated non-provision of the authorized service, and the following shall especially be considered a serious violation:

a) the refusal to provide the authorized service to any interested party, as provided for in clause 1.4.

Paragraph 3 - The provisions set out in item III above shall be considered violated when the quality parameters defined in the General Quality Goals Plan are not observed and the seriousness of such violation shall be defined vis-a-vis the number of users affected thereby and the losses caused, and the following shall especially be characterized due to the violation, by commission or omission, directly or indirectly, of an obligation established herein that entails violation of the users' rights:

a) interruption in the provision of services for a term exceeding that established in the General Quality Goals Plan;

b) non-allocation in the operation and maintenance of the service of the human and material resources necessary to maintain the minimum quality levels;

c) negligence in modernizing the network, thus affecting the service quality;

d) non-observance of the duty to provide information to user;

e) violation of the telecommunications confidentiality, outside the events set forth by law, even if committed by third parties at the facilities under the responsibility of the AUTHORIZEE;

f) failure to maintain the user information and service department in the manner prescribed by this INSTRUMENT; and

g) price collection in violation of the rules set out in this INSTRUMENT and the regulations.

Paragraph 4 - The violation established in item V shall be deemed to have occurred in the event of nonperformance of the obligation set out in Clause 8.8 and its seriousness shall be defined as provided for in the regulations.

Paragraph 5 - The seriousness of the violation established in item VI above shall be defined according to the relevance of the tax activity hindered and shall be established according to the violation perpetrated, by commission or omission, directly or indirectly by the AUTHORIZEE or its designees, which may prevent or impair the monitoring activity performed by Anatel, its designees and agents, especially:

a) the AUTHORIZEE's refusal to meet a request for information posed by Anatel in connection with the authorized service or the properties related thereto;





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

b) the creation of obstacles to the activities performed by Anatel's monitoring agents;

c) the omission in complying with the advertising obligation set forth herein or in the regulations; and

d) failure to provide or untimely provision of any information, data, report or document that pursuant to the regulations or this INSTRUMENT, should be remitted to Anatel.

Paragraph 6 - The sanction established in item VII shall be established on identifying the violation of any obligation set out herein that is not included in the previous paragraphs.

Paragraph 7 - The sanction established in item I shall be applied by Anatel irrespectively of any procedures that may be adopted by CADE.

Paragraph 8 - Nonpayment of any fine stipulated in this clause within the time frame established by Anatel shall typify a severe fault and entail collection of a default fine of zero point three three percent (0.33%) per day, capped at ten percent (10%), added by the SELIC reference rate for federal instruments, to be applied on the value of the debt, taking into account all days of the payment delay, unless otherwise provided for in specific regulations.

Clause 14.2 - To apply the fines set forth in this Section the rules contained in Title VI of Book III - Sanctions, articles 173 through 185 of Law 9472 of 1997, and in the regulations, shall be observed.

Paragraph 1 - Anatel shall observe the circumstances below when defining the seriousness of the sanctions and establishing the fines:

I - the proportionality between the intensity of the penalty and the seriousness of the fault, including as to the number of users affected;

II - the damages caused by the violation to the service and users;

III - the advantage obtained by the AUTHORIZEE as a result of the violation;

IV - the AUTHORIZEE's market share within its geographic service area;

V - the economic and financial situation of the AUTHORIZEE, especially its capability of generating income, and its assets;

VI - the criminal records of the AUTHORIZEE;

VII - specific recidivism, that is, a repeated fault of a like nature after receipt of previous notice; and

VIII - the general circumstances that aggravate or mitigate the violation.





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Paragraph 2 - Notwithstanding the specific graduation criteria laid out in each item of the previous clause and others provided for in the regulations, the penalties shall be gradually applied as follows:

I - the violation shall be deemed minor in the event of an involuntary or excusable conduct on the part of the AUTHORIZEE, from which the latter does not benefit;

II - the violation shall be deemed of medium seriousness in the event of a conduct that is inexcusable but does not result in any benefits or gains for the AUTHORIZEE, nor does it affect a significant number of users; and

III - the violation shall be deemed serious when Anatel verifies the existence of one of the following factors:

a) the AUTHORIZEE acted in bad faith;

b) the violation resulted from a direct or indirect benefit for the AUTHORIZEE;

c) the AUTHORIZEE violates the same provision; and

d) the number of users affected is significant.

Paragraph 3 - For minor violations, when committed for first time, Anatel may, at its sole discretion, impose a warning penalty on the AUTHORIZEE, which shall be formally notified of the sanction, without prejudice to publication of the decision in the official press.

Paragraph 4 - For imposition of the penalties established in this Section, the Sanctioning Procedure provided for in Anatel's Internal Regulations shall be observed.

Paragraph 5 - Anatel may determine, for the violations set out in clause 14.1, that the AUTHORIZEE deduct from the amount to be paid by way of fine the sums to be refunded to the affected users, and upon application of the penalty Anatel shall set the refund criteria, the payment deadline, and the maximum deduction amount.

Paragraph 6 - The event established in the previous paragraph may only be adopted after verification that the interest or necessity of the users will not suppress the AUTHORIZEE's responsibility for the other civil indemnities payable.

Clause 14.3 - The fines provided for herein shall be levied independently of the events entailing the declaration of expiry set out herein being established.

Clause 14.4 - The value of the fines stipulated in this Section shall be adjusted on a yearly basis by applying the IGP-DI, and the first adjustment shall mature one year after signing of this INSTRUMENT.




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

                  Section XV - Expiration of the Authorization

Clause 15.1 - The Authorization shall be deemed expired in the event of withdrawal, forfeiture, lapse, waiver or annulment, as per articles 138 through 144 of Law 9472 of 1997 and according to the procedures set out in the regulations.

Paragraph 1 - The expiration of an Authorization concurrently issued for the Local type of service within the same Service Area, for the same AUTHORIZEE, prior to December 31, 2005, shall result in the expiration of this Authorization.

Paragraph 2 - The statement of expiration shall not eliminate the imposition of the appropriate penalties hereunder resulting from the violations committed by the AUTHORIZEE.

Clause 15.2 - The expiration of Authorization for the national long-distance type of service shall result in the automatic expiration of the Authorization for the International Long-Distance type of service, in the same service area, for the same AUTHORIZEE, as applicable.

Sole Paragraph - The expiration of Authorization for a local, National Long-Distance, International Long-Distance type of service may result in the expiration of other types of services, provided it originates from application of a sanction for serious violation.

               Section XVI - Legal System and Applicable Documents

Clause 16.1 - Without prejudice to other rules set forth in the Brazilian legal system, this Authorization is governed by Law 9472 of 1997 and by the regulations resulting therefrom, especially those related to the authority of the Executive Branch, as provided for in article 18 of such Law, whereupon the latter provisions shall prevail in the event of controversies.

Clause 16.2 - When providing the service authorized herein the Anatel regulations shall be observed, as an integral part of this INSTRUMENT, especially the documents listed below:

I - the General Concessions Plan, approved by Decree 2534, dated April 2, 1998;

II - the General Quality Goals Plan for the Switch (Fixed) Telephone Service, approved by Resolution 30, dated June 29, 1998;

III - the Telecommunications Services Regulations, approved by Resolution 73, dated November 25, 1998;

IV - the Regulations on the Switch (Fixed) Telephone Service, approved by Resolution 85, dated December 30, 1998;

V - General Interconnection Regulations, approved by Resolution 40, dated June 23, 1998, as amended by Resolution 130, dated May 31, 1999;





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

VI - Regulations on Numbers, approved by Resolution 83, dated December 30, 1998;

VII - Regulations on Management of Number Resources, approved by Resolution 84, dated December 30, 1998;

VIII - Regulations on Fees for Use of Networks of STFC Carriers, approved by Resolution 33, dated July 13, 1998;

IX - Regulations on Bidding for Concession, Permission and Authorization regarding Telecommunications Service, and Authorization to Use Radio Frequencies, approved by Resolution 65, dated October 29, 1998;

X - Regulations on Procedures to Hire Services and Acquire Equipment or Materials by Telecommunications Service Carriers, approved by Resolution 155, dated August 16, 1999; and

XI - Regulations on Issuance of Authorization to Provide Switch (Fixed) Telephone Service to the public at large - STFC, approved by Resolution 283, dated November 29, 2001.

Clause 16.3 - When interpreting the rules and provisions contained in this INSTRUMENT, not only the documents mentioned in this Section shall be taken into account, but also the general hermeneutics rules and the rules and principles set out in Law 9472 of 1997.

                           Section XVII - Jurisdiction

Clause 17.1 - The matters arising out of this INSTRUMENT shall be settled by the competent court of the Judiciary Section of the Federal Justice of Brasilia, Federal District.

                         Section XVIII - Final Provision

Clause 18.1 - This INSTRUMENT shall take effect as of publication of its extract in the Official Gazette of the Federal Executive.

IN WITNESS WHEREOF, the parties sign this INSTRUMENT in two (2) counterparts of identical form and content, in the presence of the undersigned witnesses, so that it can produce its legal and juridical effects.

Brasilia, June 30, 2003.

By ANATEL:
/s/ LUIZ GUILHERME SCHYMURA DE OLIVEIRA
---------------------------------------------------------------
LUIZ GUILHERME SCHYMURA DE OLIVEIRA
President







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


/s/ LUIZ TITO CERASOLI
---------------------------------------------------------------
LUIZ TITO CERASOLI
Board Member

By the AUTHORIZEE:

/s/ LUIS ROBERTO ANTONIK
---------------------------------------------------------------
LUIS ROBERTO ANTONIK
Attorney in Fact

WITNESSES:

/s/ RICARDO DE FREITAS FEROLA
---------------------------------------------------------------
Name: RICARDO DE FREITAS FEROLA
RG: 1204563 SSP/DF

/s/ TAIS ROSANDRA BEZERRA
---------------------------------------------------------------
Name: TAIS ROSANDRA BEZERRA
RG: 1689211 SSP/DF







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